GREENBERG TRAURIG, LLP

3161 Michelson Drive, Suite 1000

Irvine, California 92612

May 10, 2019

Aqua Metals, Inc.

2500 Peru Dr.

McCarran, NV 89437

Re: Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Aqua Metals, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (SEC File No. 333-213501) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of, among other things, common stock, par value $0.001 per share (the “Common Stock”), which may be issued from time to time as set forth in the Registration Statement and the prospectus contained therein; and (ii) the prospectus supplement dated May 10, 2019 (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement of up to 12,650,000 shares (the “Shares”) of Common Stock, which includes up to 1,650,000 Shares subject to an underwriter’s over-allotment option. The Company subsequently filed a registration statement on Form S-3 (File No. 333-231355) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “462(b) Registration Statement” and together with the Registration Statement, the “Registration Statements”).

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) dated as of May 10, 2019, between the Company and the underwriter named therein. The Underwriting Agreement will be filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K dated May 10, 2019 (“Form 8-K”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering this opinion, we have examined the Registration Statements, the Prospectus Supplement, forms of the First Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws of the Company currently in effect, the Underwriting Agreement, and the corporate action of the Company that provides for the issuance of the Shares and execution of the Underwriting Agreement, and we have made such other investigations as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP